Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated April 7, 2021, in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-260493) and related Prospectus of Evaxion Biotech A/S for the registration of its ordinary shares.

EY Godkendt Revisionspartnerselskab

Copenhagen, Denmark

November 2, 2021